Exhibit 99.1
Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO POSTS SIGNIFICANT IMPROVEMENTS
TO QUARTERLY RESULTS,
CONTINUES TO REDUCE DEBT

CRANFORD, NJ, November 5, 2009 – Metalico, Inc. (NYSE Amex: MEA) achieved significant sequential improvements in sales, net income and EBITDA for the Third Quarter of 2009 compared to the Second Quarter and additional reductions in its debt.

The Company’s net income for the quarter ended September 30, 2009 was $5.1 million or $.12 per share (on a diluted basis) on sales of $91.5 million, compared to net income of $1.1 million or $.03 per share (on a diluted basis) on sales of $62.3 million for the quarter ended June 30, 2009.

Results for the quarter were positively impacted by a $3.0 million gain on debt extinguishment and a $613,000 gain for a fair value adjustment on financial instruments, resulting in a combined net after-tax benefit of $2.7 million or $.06 per diluted share. Operating income for the 2009 Third Quarter increased sequentially by 175% to $7.7 million, compared to $2.8 million for the Second Quarter of 2009.

For the quarter ended September 30, 2008, the Company earned net income of $9.7 million (including an $8.2 million non-cash fair value adjustment), or $.25 per share (on a diluted basis), on sales of $288.0 million, for a decrease in sales of $196.5 million in the same quarter for 2009. Operating income for the 2008 Third Quarter was $6.7 million.

As of September 30, Metalico had lowered its debt by $68.2 million in 2009, reducing its annualized interest expense by approximately $6.9 million. The Company had previously announced repayments of outstanding term loans in the aggregate amount of $37.5 million through June 30, 2009, with additional reductions of $30.7 million in the Third Quarter from repayments of debt and exchanges of outstanding debt for equity. These reductions included debt of $36.5 million accruing interest at a rate of 14% per annum and $18.4 million accruing interest at 7%.

Sequential Quarter Comparison

Compared sequentially with the Second Quarter of 2009, operating performance improved substantially:

•	Third Quarter 2009 sales increased 47% to $91.5 million from $62.3 million.

•	Third Quarter 2009 operating income increased by 175% or $7.7 million, compared to $2.8 million.

•	Third Quarter 2009 EBITDA (as defined below) increased 77% to $11.3 million, compared to EBITDA of $6.4 million.

•	Third Quarter 2009 unit volumes shipped increased by 43% to 105,300 gross tons for ferrous scrap and 34% to 27.3 million pounds for non-ferrous scrap.

•	Average ferrous selling price was $269 per gross ton compared to $205 per gross ton.

•	Average non-ferrous selling price was $.98 per pound compared to $.83 per pound.

•	Shipments of Platinum Group Metals (“PGM”) substrates increased by 76%.

•	Lead product shipments were down by 4.4 million pounds or 23%, primarily due to reduced shot sales.

Third Quarter metal margins improved substantially, in part related to stronger scrap metal prices and increased units shipped as compared to the Second Quarter of 2009.

Metalico has traditionally used an EBITDA performance benchmark of 10% or more for its operations or for companies under review for acquisitions. In the Third Quarter of 2009 the Company realized an EBITDA margin of 12.3% as compared to 10.3% and 7.1% for the Second Quarter and First Quarter of 2009, respectively. The EBITDA margin for the Third Quarter of 2008 by comparison was 3.7% of sales.

Prior Year’s Third Quarter Comparison

•	Third Quarter 2009 sales decreased 68% to $91.5 million, compared to $288.0 million in the quarter ended September 30, 2008.

•	Operating income for the quarter increased 15% to $7.7 million, compared to operating income of $6.7 million.

•	Income from continuing operations decreased to $.12 per diluted share compared to income of $.25 per diluted share.

•	Excluding this quarter’s gain of $3.0 million from debt extinguishment and $613,000 in non-cash fair value adjustments, income from continuing operations was $.06 per diluted share, unchanged compared to $.06 per diluted share before the impact of a non-cash fair value adjustment that added $8.3 million or $.19 per share last year.

•	EBITDA increased 7% to $11.3 million compared to $10.6 million.

In the 2009 Third Quarter, Metalico’s Scrap Metal segment experienced year-over-year unit volume decreases of approximately 32% for ferrous, 35% for non-ferrous and 74% for PGM’s while the Lead Fabricating segment saw volume remain relatively unchanged. Average metal selling prices decreased 50% for ferrous metals, 28% for non-ferrous metals, 40% for PGM’s and 24% for lead fabricated products.

Excluding Corporate overhead charges, the Company’s Lead Fabricating segment reported $1.0 million in operating income compared to an operating loss of $818,000 in the prior-year period. The Company’s Scrap Metal segment reported $10.0 million in operating income in the Third Quarter compared to $8.7 million in operating income for the same period last year.

The Company’s Hypercat manufacturing operation, which was a virtual start-up when acquired in 2007, became profitable during the Second Quarter. It continued strong product shipments and had an encouraging backlog of orders through the Third Quarter and into the Fourth. Hypercat applies PGM’s in solution to ceramic and metallic converters for industrial pollution control applications and for the replacement automotive catalytic converter market.

Nine-Month Results

For the first nine months of 2009, the Company reported net income of $2.6 million or $.07 per diluted share. Net income for the corresponding 2008 period was $23.8 million or $.66 per diluted share.

Nine-month 2009 sales were $207.1 million compared with $753.7 million for the prior year. Shipments for the nine months, including acquisitions, were down 36% for ferrous, 39% for non-ferrous (including lead), and 76% for PGM’s. The steep reduction in shipments and sales was partly attributable to the severe decline in the world economy and specifically in the steel and automotive related industries.

Carlos Agüero, Metalico’s President and Chief Executive Officer, stated, “We are very satisfied with our Third Quarter results, particularly in light of continued weak economic conditions. All of our operations enjoyed increases in metal shipments and improvement in selling prices during the quarter.

“Our PGM business experienced significantly higher intake and shipments over the Second Quarter which has carried over into the Fourth Quarter,” he continued. “The average ferrous scrap selling prices of $269 a gross ton was the highest for the Company since last year. Our average realized selling price of $.98 per pound for non-ferrous shipments was also the highest for the year. However, as we expected, Lead Fabricating results were still positive but lower than in the seasonably strong Second Quarter of 2009.”

He added, “Ferrous market conditions and Lead Fabricating operations will likely remain weak for the remainder of the year. The PGM business, which along with non-ferrous scrap metal recycling represented 50% of our consolidated Third Quarter revenue, has stayed firm. We expect that our broad diversification of metals sold through the PGM and non-ferrous sides of the business will help mitigate the anticipated impact of reduced ferrous and lead sales.”

Shareholders Equity and Debt

Metalico’s outstanding debt decreased to approximately $116.5 million as of September 30, 2009 from $184.7 million at December 31, 2008, a reduction of $68.2 million, largely from repayment of principal outstanding under the Company’s institutional financing agreements and the exchange of common stock for convertible notes as described above. The Company had $12.2 million cash on hand as of September 30, 2009 and net working capital of $76.6 million.

Shareholders’ equity increased by 34% or $38.5 million to $151.5 million as of September 30, 2009, from $113.0 million as of December 31, 2008. As of September 30, 2009, Metalico had 46.4 million common shares issued and outstanding.

Outlook and Update

The Company said it believes results for the first nine months of 2009 were affected by and may be influenced during the remainder of the year by several factors, among them:

•	Receipts of ferrous and non-ferrous scrap into the Company’s yards have seen a steady seasonal pickup but continue below historical norms. Supply of ferrous scrap will likely remain below historical levels for the remainder of the year and ferrous pricing, which has recently weakened, will likely continue this trend going into the winter and holiday season.

•	Non-ferrous prices and scrap flow have improved, particularly for stainless steel, copper and aluminum. The Company anticipates that non-ferrous pricing will remain firm but there will be some normal seasonal slowdown in scrap intake for the remainder of the year.

•	Aluminum Deox demand has been strong because of steadily improving utilization rates at domestic steel mills. However, seasonal factors should impact Fourth Quarter shipments somewhat. Deox pricing should remain firm due to tightness of scrap aluminum supplies.

•	PGM prices have been generally rising during the second half of the year and appear to be settling in the $1,200-to-$1,400 per troy ounce range for platinum.

•	PGM unit volumes are below historical norms but are steadily improving, partly as a result of the federal cash for clunkers program and dealers clearing out stockpiles of converters accumulated through the year.

•	Average lead prices have risen during 2009 and unit volume sales to consumers of the Company’s fabricating business have been strong. However, the slow economy and normal seasonal factors are expected to negatively impact unit shipments for the remainder of the year.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-one recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on NYSE Amex under the symbol MEA.

The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, impairment charges, financial instruments fair value adjustment, gain on debt extinguishment, stock based compensation and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the Fourth Quarter of 2009, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact: Metalico, Inc.

Carlos E. Agüero
Michael J. Drury
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
FAX: (908) 497-1097
www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
		(Unaudited)
	($thousands, except per share data)
Revenue	$91,480	$288,043	$207,112	$753,653

Costs and expenses Operating expenses	72,982	274,397	167,335	672,337
Selling, general, and administrative expenses	7,578	3,592	19,286	22,550
Depreciation and amortization	3,174	3,305	9,768	8,826

	83,734	281,294	196,389	703,713

Operating income	7,746	6,749	10,723	49,940

Financial and other income (expense)
Interest expense	(3,799)	(5,001)	(12,858)	(12,441)
Equity in loss of unconsolidated investee	(297)	(85)	(1,030)	(85)
Financial instruments fair value adjustment	613	8,283	(1,421)	485
Gain on debt extinguishment	3,048	—	8,072	—
Other	—	29	182	202

	(435)	3,226	(7,055)	(11,839)

Income from continuing operations before provision for income taxes	7,311	9,975	3,668	38,101
Provision for federal and state income taxes	2,254	270	1,261	13,836

Income from continuing operations	5,057	9,705	2,407	24,265
Discontinued operations, net of income taxes	(5)	(43)	177	(833)

Net income	5,052	9,662	2,584	23,432
Noncontrolling interests	2	2	7	412

Net income attributable to Company	$5,054	$9,664	$2,591	$23,844

Amounts attributable to common shareholders:
Income from continuing operations	$5,059	$9,707	$2,414	$24,677
Income (loss) from discontinued operations	(5)	(43)	177	(833)

Net income	$5,054	$9,664	$2,591	$23,844

Diluted earnings (loss) per common share:
Income from continuing operations	$0.12	$0.25	$0.06	$0.68
Income (loss) from discontinued operations, net	—	—	0.01	(0.02)

Net income	$0.12	$0.25	$0.07	$0.66

Diluted Weighted Average Common Shares Outstanding	43,534,362	43,679,145	39,502,013	39,141,880

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	September 30,	December 31,
	2009	2008
Assets:

Current Assets	$100,389	$133,359
Property Plant & Equipment, net	73,914	80,083
Intangible and Other Assets	123,039	126,851

Total Assets	$297,342	$340,293

Liabilities & Stockholders’ Equity:

Current Liabilities	$23,781	$66,551
Debt & Other Long Term Liabilities	118,066	156,770

Total Liabilities	141,847	223,321
Redeemable Common Stock	4,000	4,000
Stockholders’ Equity	151,495	112,972

Total Liabilities & Stockholders’ Equity	$297,342	$340,293

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, depreciation and amortization, financial instruments fair value adjustments, gain on debt extinguishment and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States (“GAAP”), and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months	Three Months Ended	Nine Months Ended	Nine Months Ended
	Ended	September 30,	September 30,	September 30,
	September 30,
		2008	2009	2008
	2009
	(UNAUDITED)
	($ thousands)
EBITDA	$11,292	$10,583	$21,495	$60,544
Less: Interest expense	3,799	5,001	12,858	12,441
Stock based Compensation	667	583	1,845	1,249
Provision (credit) for federal and state income taxes	2,254	270	1,261	13,836
Gain on debt extinguishment	(3,048)	-	(8,072)	-
Depreciation and amortization	3,174	3,305	9,768	8,826
Financial instruments fair value adjustment	(613)	(8,283)	1,421	(485)
Discontinued operations, net	5	43	(177)	833

Net income	$5,054	$9,664	$2,591	$23,844

The Company disclosed segment operating income excluding corporate overhead charges for the three months ended September 30, 2009 and 2008. Set forth below is the reconciliation from segment operating income (loss) excluding corporate overhead to segment operating income (loss) as reported:

Segment Reporting
Three Months Ended September 30, 2009
($ in thousands)

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income (loss) before Corporate overhead	$7,746	$9,984	$1,022	($3,260)
less: Corporate overhead	-	2,190	330	(2,520)

Segment operating income (loss)	$7,746	$7,794	$692	($740)

Segment Reporting
Three Months Ended September 30, 2008
($ in thousands)

		Scrap Metal		Corporate
	Consolidated	Recycling	Lead Fabrication	And Other
Operating income (loss) before Corporate overhead	$6,749	$8,682	($818)	($1,115)
less: Corporate overhead	-	2,480	360	(2,840)

Segment operating income (loss)	$6,749	$6,202	($1,178)	$1,725